                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement No. 2-75618 on Form S-8 dated September 12, 1988, Post-Effective Amendment No. 3 to Registration Statement No. 2-70180 on Form S-8 dated April 8, 1983, Registration Statement No. 33-18565 on Form S-8 dated December 14, 1987, Registration Statement No. 333-13369 on Form S-8 dated October 3, 1996 and Registration Statement No. 333-45903 on Form S-8 dated February 10, 1998 of Volt Information Sciences, Inc. of our report dated December 15, 1999, with respect to the consolidated financial statements and schedule of Volt Information Sciences, Inc. and subsidiaries included in the Form 10K for the year ended October 29, 1999.



                                                       Ernst & Young LLP

New York, New York
January 25, 2000






                                   EXHIBIT 23